EXHIBIT 8.1

                  [FORM OF OPINION OF CAMDEN COUNSEL REGARDING
                   QUALIFICATION OF MERGER AS REORGANIZATION]

                                     [Date]

Camden Property Trust
3200 Southwest Freeway
Suite 1500
Houston, Texas 77027

Sir/Madam:

        We have acted as counsel to Camden Property Trust ("Camden"), a Texas real estate investment trust, in connection with the execution and delivery of the Agreement and Plan of Merger (the "Agreement") dated as of December 16, 1996, by and among Camden, Paragon Group, Inc. ("Paragon"), a Maryland corporation and Camden Subsidiary, Inc. ("Camden Sub"), a Delaware corporation wholly owned by Camden. This opinion letter is being furnished to you, pursuant to Section 6.2(e) of the Agreement, in connection with the Registration on Form S-4, containing the Joint Proxy Statement/Prospectus of Camden and Paragon, filed with the Securities and Exchange Commission on January 14, 1997, as amended through the date hereof (the "Proxy Statement/Prospectus"). Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with initial capitalized letters has the meaning given to such term in the Agreement.

        In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all exhibits and schedules thereto):
(1) the Agreement; (2) representations and certifications made to us by Camden and Camden Sub; (3) representations and certifications made to us by Paragon;
(4) an opinion of counsel, received by Paragon from Hogan & Hartson L.L.P., substantially identical in form and substance to this opinion (the "Hogan & Hartson Tax Opinion"); (5) the Proxy Statement/Prospectus; (6) the Second Amended and Restated Agreement of Limited Partnership of Paragon Group L.P., (7) the Form of the Third Amended and Restated Agreement of Limited Partnership of Camden Operating, L.P., and (8) such other instruments and documents related to the formation, organization and operation of Camden, Camden Sub and Paragon or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

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Camden Property Trust
February 24, 1997
Page 2

        In connection with rendering this opinion, we have assumed (and, with your consent, are relying thereon, without any independent investigation or review thereof) that:

        1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate, all copies are accurate, and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

        2. The Merger will be effective and will qualify as a statutory merger under applicable state law.

        3. Camden Sub is a "qualified REIT subsidiary" as defined in section 856(i) of the Code.

        4. Since the date of its organization, Paragon has qualified, and through the Effective Time of the Merger, will continue to qualify as a real estate investment trust pursuant to Sections 856 through 860 of the Code.

        5. Paragon Group L.P. (the "Operating Partnership") is properly classified and taxable as a partnership for federal income tax purposes and has, since the date of its formation, always been properly classified and taxable as a partnership for federal income tax purposes; and further, following the Merger, the Operating Partnership shall continue to be properly classified and taxable as a partnership for federal income tax purposes.

        6. There does not exist any plan or intention on the part of Paragon shareholders to engage in a sale, exchange, transfer, distribution (including a distribution by a partnership to its partners or by a corporation to its shareholders), redemption or reduction in any way of any such Paragon shareholders' risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (collectively, a "Sale") with respect to shares of Camden Common Stock to be received by Paragon shareholders in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares of Camden Common Stock subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all outstanding shares of Paragon capital stock immediately prior to the Merger.

        7. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the party incurring such expenses, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187.

        8. No outstanding indebtedness of Camden, Camden Sub or Paragon has or will represent equity for tax purposes; no outstanding equity of Camden, Camden Sub or Paragon has represented or will represent indebtedness for tax purposes.

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Camden Property Trust
February 24, 1997
Page 3

        9. Any representation or statement made "to the best of the knowledge" or similarly qualified is correct without such qualification.

        10.The Hogan & Hartson Tax Opinion has been concurrently delivered and not withdrawn.

        11. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of Camden and Paragon will comply with all reporting obligations with respect to the Merger required under the Code, and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

        Based upon and subject to the foregoing, it is our opinion that the Merger will qualify as a reorganization under the provisions of section 368(a) of the Code. In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

        1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        2. This opinion addresses only the specific tax opinions set forth above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). In particular, we express no opinion regarding, among other things:

        (i) whether and the extent to which any Paragon shareholder who has provided or will provide services to Camden will have compensation income under any provision of the Code and the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Camden Common Stock received by any such Paragon shareholder in the Merger;

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Camden Property Trust
February 24, 1997
Page 4

        (ii) the potential application of the "golden parachute" provisions (sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (sections 55, 56 and 57) of the Code or sections 305, 306, 357, and 708 of the Code, or the Regulations promulgated thereunder;

        (iii)the tax consequences of the Merger to Camden, Camden Sub or Paragon, including without limitation the recognition of any gain after application of any provision of the Code, as well as the Treasury Regulations promulgated thereunder and judicial interpretations thereof;

        (iv) the basis of any equity interest in Camden acquired by Camden Sub in the Merger;

        (v) the tax consequences of the Merger (including the opinion set forth above) as applied to specific Paragon shareholders and/or holders of options or warrants for Paragon stock or that may be relevant to particular classes of Paragon shareholders and/or holders of options or warrants for stock of Paragon, including but not limited to dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

        3. No opinion is expressed as to any transaction other than the Merger as described in the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of such Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon. No ruling has been (or will be) sought from the Internal Revenue Service by Camden or Paragon as to any of the federal tax consequences addressed in this opinion.

        4. This opinion is intended solely for the purposes set forth in Section 6.2(e) of the Agreement; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent.

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Camden Property Trust
February 24, 1997
Page 5

        We hereby consent to the filing of this opinion letter as Exhibit [8.1] to the Proxy Statement/Prospectus and to the reference to this firm under the captions "Legal Opinions" and "Federal Income Tax Considerations" in the Proxy Statement/Prospectus. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Sincerely yours,

                                    Liddell, Sapp, Zivley, Hill & LaBoon, L.L.P.